ASSET PURCHASE AGREEMENT

                          By and Among

             ACCURATE COATINGS & DISPERSIONS, INC.,

               the PRINCIPAL STOCKHOLDERS THEREOF

                              and

                  McWHORTER TECHNOLOGIES, INC.


                          dated as of

                         March 23, 1998






                       TABLE OF CONTENTS

Section                                                      Page

1.  Definitions                                                 1

2.  Basic Transaction                                           6
          (a)  Purchase and Sale of Assets                      6
          (b)  Assumption of Liabilities                        6
          (c)  Purchase Price                                   7
          (d)  The Closing                                      7
          (e)  Deliveries at the Closing                        7
          (f)  Allocation                                       7

3.  Representations  and Warranties of the  Seller  and  the
     Principal Stockholders.                                    7
          (a)  Organization; Capitalization                     8
          (b)  Authorization of Transaction                     8
          (c)  Noncontravention                                 8
          (d)  Brokers' Fees                                    8
          (e)  Title to Assets                                  8
          (f)  Subsidiaries                                     8
          (g)  Financial Statements                             9
          (h)  Events Subsequent to                             9
          (i)  Undisclosed Liabilities                          9
          (j)  Legal Compliance                                 9
          (k)  Tax Matters                                      9
          (l)  Real Property                                   10
          (m)  Intellectual Property                           11
          (n)  Year 2000 Compatibility                         13
          (o)  Tangible Assets                                 13
          (p)  Inventory                                       13
          (q)  Contracts                                       13
          (r)  Notes and Accounts Receivable                   14
          (s)  Powers of Attorney                              15
          (t)  Insurance                                       15
          (u)  Litigation                                      15
          (v)  Product Warranty                                15
          (w)  Product Liability                               15
          (x)  Employees                                       15
          (y)  Employee Benefits                               16
          (z)  Guaranties                                      18
          (aa)  Environment, Health, and Safety                18
          (ab)   Certain  Business  Relationships  with  the
          Seller                                               18
          (ac)  Customers                                      19
          (ad)  Disclosure                                     19


4.  Representations and Warranties of the Buyer                19
          (a)  Organization of the Buyer                       19
          (b)  Authorization of Transaction                    19
          (c)  Noncontravention                                19
          (d)  Brokers' Fees                                   20

5.  Pre-Closing Covenants                                      20
          (a)  General                                         20
          (b)  Notices and Consents                            20
          (c)  Operation of Business                           20
          (d)  Preservation of Business                        22
          (e)  Full Access                                     22
          (f)  Notice of Developments                          22
          (g)  Exclusivity                                     22
          (h)  Press Releases and Public Announcements         22
          (i)  Title Insurance and Surveys.                    23
          (j)  Employment Matters.                             24

6.  Conditions to Obligation to Close.                         24
          (a)  Conditions to Obligation of the Buyer           24
          (b)  Conditions to Obligation of the Seller          25

7.  Termination                                                26
          (a)  Termination of Agreement                        26
          (b)  Effect of Termination                           27
          (c)  Specific Performance                            27

8.  Survival and Indemnification.                              27
          (a)  Survival of Representations and Warranties      27
          (b)  Indemnification Provisions for the Benefit of
          the Buyer                                            27
          (c)  Indemnification Provisions for the Benefit of
          the Seller                                           28
          (d)  Matters Involving Third Parties                 28
          (e)   Indemnity Limitations for the Seller and the
          Principal Stockholders                               29
          (f)  Adjustment to Purchase Price                    30
          (g)  Recourse Limited                                30

9.  Other Agreements and Covenants                             30
          (a)  Seller's Use of Proceeds                        30
          (b)  Consent Regarding Redevelopment Agreements      30
          (c)  Records and Documents                           30

10.  Miscellaneous                                             30
          (a)  No Third-Party Beneficiaries                    30
          (b)  Entire Agreement                                30
          (c)  Succession and Assignment                       31
          (d)  Counterparts                                    31
          (e)  Headings                                        31
          (f)  Notices                                         31
          (g)  Governing Law                                   32
          (h)  Amendments and Waivers                          32
          (i)  Severability                                    32
          (j)  Expenses and Related Transaction Costs          32
          (k)  Construction                                    33
          (l)  Incorporation of Exhibits and Schedules         33
          (m)  Bulk Transfer Laws                              33

EXHIBITS

     Exhibit A   -- Form of Escrow Agreement
     Exhibit B-1 -- Form of Assignment and Bill of Sale
     Exhibit B-2 -- Form of Trademark Assignment
     Exhibit B-3 -- Form of General Warranty Deed
     Exhibit C   -- Form of Assumption
     Exhibit D   -- Allocation Principles
     Exhibit E   -- Third Party Consents
     Exhibit F   -- Form of Legal Opinion of Jenner & Block


                    ASSET PURCHASE AGREEMENT


      Agreement entered into as of March 23, 1998, by and among McWhorter Technologies, Inc., a Delaware corporation (the "Buyer"), Accurate Coatings & Dispersions, Inc., a Delaware corporation, (the "Seller") and James L. Valukas, Anton R. Valukas, Robert A. Lopp, Steve S. Hoglund, Phillip J. Luciani, Linda Valukas Blum, Linda Blum Lopp, as Custodian for Jason Blum under the Illinois Uniform Gifts to Minors Act, and Marcel J. Fournier, as Trustee under the Declaration of Trust dated
12/18/80 as amended 6/1/90 (collectively, the "Principal Stockholders"). The Buyer, the Seller and the Principal Stockholders are referred to collectively herein as the "Parties."

     This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets (and assume certain of the liabilities) of the Seller in return for cash.

      Now,  therefore, in consideration of the premises  and  the
mutual  promises  herein  made,  and  in  consideration  of   the
representations, warranties, and covenants herein contained, the Parties agree as follows.


Section 1.  Definitions.

      "Acquired Assets" means all right, title, and interest in and to all of the assets of the Seller, including all of its (a) tangible personal property (such as inventories of raw materials, supplies, packaging goods, and finished goods, equipment, manufactured and purchased parts, machinery, goods in process, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), (b) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (c) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, exemptions, and similar rights obtained from governments and governmental agencies (the "Permits"), (d) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights  thereunder, remedies against infringements  thereof,  and rights to protection of interests therein under the laws of all jurisdictions, (e) real property, fixtures, improvements, and fittings thereon, leaseholds and subleaseholds therein, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets), (f) leases, subleases, and rights thereunder, (g) prepayments, prepaid expenses, and deferred items, claims, deposits, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment, including any claims and refunds relating to real estate Taxes, (h) accounts, notes, and other receivables, (i) securities, (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, and (k) Cash; provided, however, that the Acquired Assets shall not include the Excluded Assets.

       "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

      "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504.

     "Aggregate Indemnification Amount" has the meaning set forth in '8(e) below.

      "Assumed Liabilities" means (i) all indebtedness (the "Revolving Indebtedness") pursuant to the First Revolving Note, dated March 6, 1997, issued under the Seller's Credit Facility;
(ii) excluding the Revolving Indebtedness, outstanding principal in an aggregate amount no greater than $4.3 million as of the Closing Date, pursuant to the Credit Facility; (iii) the obligation to pay the Dividend; (iv) all trade accounts payable and accrued expenses of the Seller which arose in the ordinary course of business and are set forth on the Most Recent Balance Sheet; (v) all trade accounts payable and accrued expenses of the Seller which have arisen after the date of the Most Recent Balance Sheet in the ordinary course of business; (vi) subject to clauses (i) and (ii) above, all obligations of the Seller under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets, except as otherwise noted therein; (vii) Liabilities for workers compensation claims incurred in 1998 but not reported as of the
Closing Date; and (viii) all obligations of the Seller to its employees under its Employee Benefit Plans for holiday, vacation, sick, and bereavement pay and cash bonuses consistent with past practice and to the extent previously accrued for by the Seller; and (ix) the obligations of the Seller, if any, under clause (y) of '10(j); provided, however, that the Assumed Liabilities shall expressly not include (i) any Liability of the Seller for unpaid income or franchise Taxes or income Taxes arising in connection with the consummation of the transactions contemplated hereby;
(ii) any obligation of the Seller to indemnify any Person (including any of the Stockholders) by reason of the fact that such Person was a director, officer, employee, or agent of the Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise; (iii) any Liability or obligation of the Seller under its Employee Benefit Plans, except for obligations of the Seller to its employees, under its Employee Benefit Plans for holiday, vacation, sick and bereavement pay and cash bonuses consistent with past practice and to the extent previously accrued for by the Seller; (iv) except as otherwise provided herein, any Liability or obligation relating to indebtedness for money borrowed of the Seller; (v) except as otherwise provided in '10(j), any Liability or obligation of the Seller for costs or expenses incurred in connection with this Agreement or the transactions contemplated hereby; (vi) any liability or obligation under those agreements set forth on '3(q) of the Disclosure Schedule that have an asterisk set forth next to the names of such agreements; or (vii) any Liability or obligation of the Seller under this Agreement.

     "Buyer" has the meaning set forth in the preface above.

     "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

     "Closing" has the meaning set forth in '2(d) below.

     "Closing Date" has the meaning set forth in '2(d) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commitments" has the meaning set forth in '5(i)(i) below.

     "Controlled Group of Corporations" has the meaning set forth in Code Sec. 1563.

      "Credit  Facility" means the Amended and Restated Loan  and
Security  Agreement dated as of July 1, 1996, among  the  Seller,
First American Bank and James L. Valukas, as amended.

     "Disclosure Schedule" has the meaning set forth in '3 below.

      "Dividend" means that certain cash dividend declared by the board of directors of the Seller to be paid to the Stockholders within 30 days after the Closing Date which shall be equal to
25.45%  of  the sum of (a) the net income of the Seller  for  the period from January 1, 1998 until the Closing Date plus (b) the difference between (x) the amount allocated, in accordance with Exhibit D, to the inventory of the Seller as of the Closing Date (the "Inventory") and (y) the Seller's tax basis in the Inventory, which net income and Inventory shall be calculated in accordance with tax accounting principles and practices applied on a basis consistent with the tax accounting principles and practices applied in preparing the Tax Returns of the Seller (which dividend shall not have previously been paid).

      "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan, or
(e) any bonus, incentive, severance, stock option, stock purchase, short-term disability plan or other material fringe benefit plan, program or arrangement, including policies concerning holidays, vacations and salary continuation during short absences for illness or otherwise.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

       "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Material Transportation Agreement, the Occupational Safety and Health Act of 1970, and the California Safe Drinking Water and Toxic Enforcement Act, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, permits, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials (including petroleum products and asbestos) or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes ("Hazardous Substances").

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "Escrow" has the meaning set forth in '2(c) below.

     "Escrow Agreement" has the meaning set forth in '2(c) below.

     "Escrow Amount" has the meaning set forth in '2(c) below.

       "Excluded Assets" means (a) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation; (b) tax records of the Seller; (c) all causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment relating to any Excluded Asset or Excluded Liability; (d) all rights of the Seller under policies of insurance and prepaid insurance to the extent providing coverage or indemnity for any Excluded Liability; (e) all rights of the Seller under term life insurance policies covering employees of the Seller; (f) all agreements set forth on '3(q) of the Disclosure Schedule that have an asterisk set forth next to the names of such agreements; (g) all rights of the Seller under this Agreement including the cash proceeds of the sale of the Acquired Assets; and (h) all rights of the Seller under the Escrow Agreement and the assumption agreement described in '2(e)(iv) below.

      "Excluded Liabilities" means the Liabilities of the Seller other than the Assumed Liabilities.

     "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

      "Financial Statements" has the meaning set forth in '3(g) below.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

       "Hart-Scott-Rodino   Act"  means   the   Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended.

      "Hazardous Substances" has the meaning set forth in the definition of Environmental, Health, and Safety Laws.

      "Indemnified Party" has the meaning set forth in '8(d) below.

      "Indemnifying Party" has the meaning set forth in '8(d) below.

      "Intellectual Property" means (a) all trade secrets and confidential business information (including customer and supplier lists, ideas, research and development, know-how, formulas,  compositions, manufacturing and  production  processes and techniques, technical data, designs, drawings, specifications, pricing and cost information, and business and marketing plans and proposals), (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (d) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (e) all mask works and all applications, registrations, and renewals in connection therewith, (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

      "Letter of Intent" means that certain letter agreement dated February 6, 1998 and accepted February 9, 1998, between the
Buyer and the Seller regarding the transactions contemplated by this Agreement.

      "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

       "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in '3(g) below.

     "Multiemployer Plan" has the meaning set forth in ERISA Sec.
3(37).

     "Party" has the meaning set forth in the preface above.

     "PBGC" means the Pension Benefit Guaranty Corporation.

      "Permits" has the meaning set forth in the definition of Acquired Assets.

     "Permitted Exceptions" has the meaning set forth in '5(i)(i) below.

      "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company or partnership, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      "Principal Stockholder" has the meaning set forth in the preface above.

      "Prohibited Transaction" has the meaning set forth in ERISA
Sec. 406 and Code Sec. 4975.

     "Property" has the meaning set forth in '3(l)(i) below.

     "Purchase Price" has the meaning set forth in '2(c) below.

      "Reportable Event" has the meaning set forth in ERISA  Sec.
4043.

      "Representative"  means, with respect  to  a  Person,  such
Person's   directors,  employees,  accountants,  legal   counsel,
financial advisors, bankers and other agents and representatives.

      "Revolving Indebtedness" has the meaning set forth in the definition of Assumed Liabilities.

      "Secrecy Agreement" means that certain secrecy agreement, dated July 29, 1997, between the Buyer and the Seller.

      "Security Interest" means any lien, encumbrance, mortgage, pledge, or other security interest.

     "Seller" has the meaning set forth in the preface above.

       "Software" means all computer hardware and software programs, program specifications, charts, procedures, source codes (including annotations), object codes, input data, diagnostic and other routines, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions and flow charts owned or used by the Seller.

     "Stockholder" means any person who or which holds any shares of the capital stock of the Seller.

      "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Survey" has the meaning set forth in '5(i)(ii) below.

      "Survey Defect" has the meaning set forth in '5(i)(iii) below.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including and interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Third Party Claim" has the meaning set forth in '8(d) below.

     "Title Company" has the meaning set forth in '5(i)(i) below.

      "Title Policies" has the meaning set forth in '5(i)(i) below.

      "Unpermitted Exceptions" has the meaning set forth in '5(i)(iii) below.

Section 2.  Basic Transaction.

      (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration with respect to the Acquired Assets specified below in this '2.

     (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees at the Closing to assume and become responsible for, to thereafter pay, perform and discharge when due, all of the Assumed Liabilities. The Buyer will not assume or have any responsibility, however, with respect to any Excluded Liability or any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities.

     (c) Purchase Price. Subject to the terms hereof, the Buyer agrees to pay an aggregate purchase price for the Acquired Assets equal to $39,405,000 (the "Purchase Price"). The Purchase Price shall be paid as follows: (i) an amount equal to $38,405,000 shall be paid to the Seller by delivery of cash payable by wire transfer or delivery of other immediately available funds; and
(ii) $1,000,000 (the "Escrow Amount") shall be deposited in an escrow account (the "Escrow") established pursuant to the terms and conditions of the escrow agreement by and among the Buyer, the Seller, and an escrow agent substantially in the form of Exhibit A attached hereto (the "Escrow Agreement").

       (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of McDermott, Will & Emery, 227 West Monroe Street, Suite 5500, Chicago Illinois 60606, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than May 1, 1998.

     (e)  Deliveries at the Closing.  At the Closing:

           (i)  the Seller will deliver to the Buyer the  various
     certificates,  instruments,  and  documents,  opinions   and
     letters referred to in '6(a) below;

           (ii)  the Buyer will deliver to the Seller the various
     certificates,  instruments,  and  documents,  opinions   and
     letters referred to in '6(b) below;

            (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including real property and Intellectual Property transfer documents) in the forms attached hereto as Exhibits B-1 through B-3 and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may reasonably request;

            (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assumption agreement in the form attached hereto as Exhibit C and (B) such other instruments of assumption as the Seller and its counsel may request; and

           (v) the Buyer will deliver to the Seller and to the Escrow the consideration specified in '2(c) above.

     (f) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) hereunder among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the general principles set forth on Exhibit D and in accordance with an allocation schedule to be prepared by the Buyer and the Seller promptly following the Closing on a basis consistent with Exhibit D.


Section 3. Representations and Warranties of the Seller and the Principal Stockholders.

      Each of the Seller and the Principal Stockholders, jointly and severally, represents and warrants that the statements contained in this '3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this '3), except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this '3.

       (a)   Organization;  Capitalization.   The  Seller  is   a
corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. '3(a) of the Disclosure Schedule accurately sets forth the authorized and outstanding capital stock of the Seller and the name and number of shares of capital stock held by each Stockholder. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, exchange rights, or other contracts or commitments that require the Seller to issue, sell, or otherwise cause to become outstanding any of its capital stock.

      (b) Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, each of the Principal Stockholders and the board of directors of the Seller have duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

      (c)   Noncontravention.   Neither  the  execution  and  the
delivery  of  this  Agreement,  nor  the  consummation   of   the
transactions contemplated hereby (including the assignments and assumptions referred to in '2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject, other than such violations which would not have a material adverse effect on the Acquired Assets or the business, financial condition, operations or results of operations of the Seller, or violate any provision of the charter or bylaws of the Seller or (ii) except as set forth on '3(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) other than such breaches or defaults which would not have a material adverse effect on the Acquired Assets or the business, financial condition, operations or results of operations of the Seller. Except as set forth on '3(c) of the Disclosure Schedule, the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in '2 above).

      (d) Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

      (e) Title to Assets. Except as set forth on '3(e) of the Disclosure Schedule, the Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the ordinary course of business since the date of such Most Recent Balance Sheet.

     (f)  Subsidiaries.  The Company has no Subsidiaries.

     (g) Financial Statements. '3(g) of the Disclosure Schedule sets forth the following financial statements (collectively, the "Financial Statements"): audited balance sheets and statements of income, retained earnings, and cash flows as of and for the fiscal years ended December 31, 1996 and December 31, 1997 for the Seller (such Financial Statements as of and for the fiscal year ended December 31, 1997 being herein referred to as the "Most Recent Financial Statements"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Seller (which books and records are correct and complete in all material respects).

      (h) Events Subsequent to the Date of the Most Recent Balance Sheet. Since the date of the Most Recent Balance Sheet, there has not been any material adverse change in the business, financial condition, operations or results of operations of the Seller. Since the date of the Most Recent Balance Sheet, the Seller has conducted its business only in the ordinary and usual course, and except as set forth in '3(h) of the Disclosure Schedule, there have not occurred any of the events set forth in '5(c) hereof.

      (i) Undisclosed Liabilities. The Seller has no Liability (and, to the Seller's knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) of the type that would be required to be reflected on a balance sheet of the Seller prepared in accordance with GAAP, except for (i) Liabilities set forth on the Most Recent Balance Sheet, (ii) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and (iii) Liabilities set forth in '3(i) of the Disclosure Schedule.

      (j) Legal Compliance. Except as set forth on '3(j) of the Disclosure Schedule, each of the Seller, and its Affiliates has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

     (k)  Tax Matters.

           (i) The Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. There are no Security Interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax when due.

           (ii) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

           (iii) The Seller does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Seller either (A) claimed or raised by any authority in writing or (B) as to which the Seller has knowledge. '3(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Seller for taxable periods ended on or after December 31, 1993, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since December 31, 1993.

           (iv) The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

           (v) The Seller has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). The Seller is not a party to any Tax allocation or sharing agreement. The Seller (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller) and (B) has no Liability for the Taxes of any Person under Treas. Reg. '1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

           (vi) The Seller's election to be treated as an "S corporation" pursuant to '1362(a) of the Code is currently valid and, with respect to Tax Returns for taxable periods ended on or after December 31, 1989, the Seller is not aware of any facts which could form a basis for the termination of such election.

     (l)  Real Property.

           (i) '3(l)(i) of the Disclosure Schedule contains the legal descriptions and street addresses of any real property (including without limitation any option or other right or obligation to purchase any real property) owned by the Seller as of the date hereof (the "Property"). With respect to each such parcel of owned Property:

                     (A)   Seller  has  good and  marketable  fee
          simple title to the Property, subject only to the Permitted Exceptions and liens or encumbrances of a definite or ascertainable amount that may be removed by payment of sums at Closing;

                    (B) there are no pending or, to the Seller's knowledge, threatened condemnation proceedings, lawsuits, or administrative actions relating to the Property or other matters affecting adversely the current use, occupancy, or value thereof;

                     (C)   the legal description for the Property
          contained in '3(l)(i) of the Disclosure Schedule describes such parcel fully and adequately, and, except as set forth on '3(l)(i) of the Disclosure Schedule, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use"
          or       "permitted      non-conforming      structure"
          classifications), and do not encroach on any easement which may burden the land, the land does not serve any adjoining property for any purpose inconsistent with the present use of the land, and the Property is not located within any flood plain or subject to any similar type of restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                     (D)   Seller has not received any notice  of
          any special tax, levy or assessment for benefits or betterments that affect the Property and, to Seller's knowledge, no such special taxes, levies or assessments are pending or contemplated;

                      (E)   all  facilities  have  received   all
          approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and the Property has been  and  is  being  operated and  maintained  in  all
          material respects in accordance with all zoning, building, health code and other similar laws, ordinances and regulations and with all covenants, conditions and restrictions affecting the Property;

                      (F)    there   are  no  leases,  subleases,
          licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use, possession or occupancy of any portion of the Property and there are no parties (other than Seller) in possession of the Property;

                     (G)   there  are no outstanding  options  or
          rights of first refusal to purchase the Property, or any portion thereof or interest therein; and

                     (H)   all facilities located on the Property
          are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate for the Seller's present use of the Property in accordance with all applicable laws, ordinances, rules, and regulations.

          (ii) The Seller is not a party to any leases, licenses or similar agreements that are for the use or occupancy of real property owned by a third party.

            (iii) The Property and the facilities thereon constitute all of the real property necessary or useful for the conduct of the business of the Seller.

     (m) Intellectual Property. Except as set forth on '3(m) of the Disclosure Schedule:

           (i) The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of its business as presently conducted. Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

           (ii) To the Seller's knowledge, the Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. The Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the Seller's knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

          (iii) '3(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to the Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has made available to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. '3(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Seller in connection with its business. With respect to each item of Intellectual Property required to be identified in '3(m)(iii) of the Disclosure Schedule:

                     (A)   the Seller possesses all right, title,
          and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                      (B)   the  item  is  not  subject  to   any
          outstanding injunction, judgment, order, decree or ruling;

                     (C)   no  action, suit, proceeding, hearing,
          investigation, complaint, claim, or demand is pending or, to the Seller's knowledge, threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                    (D)  the Seller has never agreed to indemnify
          any   Person   for   or   against   any   interference,
          infringement, misappropriation, or other conflict with respect to the item.

           (iv) '3(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission. The Seller has made available to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property required to be identified in '3(m)(iv) of the Disclosure Schedule:

                     (A)  the license, sublicense, agreement,  or
          permission covering the item is legal, valid, binding, enforceable, and in full force and effect against the Seller and, to the Seller's knowledge, against the third party thereto;

                     (B)  neither the Seller, nor to the Seller's
          knowledge, any other party to the license, sublicense, agreement, or permission is in breach or default, and, to the Seller's knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                     (C)  neither the Seller, nor to the Seller's
          knowledge, any other party to the license, sublicense, agreement, or permission, has repudiated any provision thereof;

                      (D)    to   the  Seller's  knowledge,   the
          underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                     (E)   no  action, suit, proceeding, hearing,
          investigation, charge, complaint, claim, or demand is pending or, to the Seller's knowledge, threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                      (F)    the  Seller  has  not  granted   any
          sublicense  or  similar  right  with  respect  to   the
          license, sublicense, agreement, or permission.

           (v) To the Seller's knowledge, the Seller will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted.

      (n) Year 2000 Compatibility. To the Seller's knowledge, all Software owned or otherwise used by the Seller which contains or calls on a calendar function shall record, store, process, provide and, where appropriate, insert true and correct dates and calculations for dates and spans prior to, including and following January 1, 2000.

      (o) Tangible Assets. The Seller owns or leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is free from patent defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

     (p) Inventory. The inventory of the Seller consists of raw materials, supplies, packaging goods, and finished goods, manufactured and purchased parts, and goods in process, all of which is merchantable and fit for the purpose for which it was procured or manufactured and is adequate for the operation of the Seller's business, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.

      (q) Contracts. '3(q) of the Disclosure Schedule lists the following contracts and other agreements to which the Seller is a party:

          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

           (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or that would result in a material loss to the Seller if terminated;

            (iii)   any   consignment  agreement   (executed   or
     contemplated);

           (iv) any agreement concerning a partnership or joint venture;

           (v) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

           (vi) any agreement concerning confidentiality or noncompetition;

           (vii) any agreement involving any of the Stockholders and their Affiliates (other than the Seller);

            (viii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

          (ix)  any collective bargaining agreement;

          (x) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

           (xi) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;

           (xii) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations or results of operations of the Seller; or

           (xiii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000, other than purchase orders for raw materials and supplies and contracts represented by accepted customer purchase orders for finished goods.

The Seller has made available to the Buyer a correct and complete copy of each written agreement listed in '3(q) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in '3(q) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect against the Seller and, to the Seller's knowledge, against the third party thereto; (B) the Seller and, to the Seller's knowledge, the third party thereto, is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) the Seller and, to the Seller's knowledge, the third party thereto has not repudiated any provision of the agreement.

      (r) Notes and Accounts Receivable. All notes and accounts receivable of the Seller are reflected properly on the Seller's books and records, are valid receivables subject to no setoff or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.

     (s) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller.

     (t) Insurance. '3(t) of the Disclosure Schedule sets forth an accurate description of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Seller is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect against the Seller and, to the Seller's knowledge, against the third party to the policy; (B) the Seller and, to the Seller's knowledge, the third party to the policy, is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) the Seller and, to the Seller's knowledge, the third party to the policy has not repudiated any provision thereof. The Seller has been covered during the past five years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period.

      (u) Litigation. '3(u) of the Disclosure Schedule sets forth each instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Seller's knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in '3(u) of the Disclosure Schedule could reasonably be expected to result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Seller. The Seller has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against it.

      (v) Product Warranty. Each product manufactured, sold, leased, or delivered by the Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Seller has no Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller. Except as set forth in '3(v) of the Disclosure Schedule, no product manufactured, sold, leased, or delivered by the Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. '3(v) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Seller (containing applicable guaranty, warranty, and indemnity provisions).

     (w) Product Liability. The Seller has no Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product it manufactured, sold, leased, or delivered.

     (x)  Employees.

           (i) To the Seller's knowledge, no executive, key employee, or group of employees has any plans to terminate employment with the Seller.

           (ii) (A) the Seller is not a party to any collective bargaining agreement or similar agreement with respect to its employees; (B) there is no labor strike, dispute, slowdown, work stoppage, or lockout, or other labor controversy in effect or, to the Seller's knowledge, threatened against or otherwise affecting or involving the business of the Seller nor has any such labor controversy occurred within the past three years; (C) there is no grievance which might be reasonably expected to have a material adverse effect and no arbitration proceeding is pending or, to the Seller's knowledge, threatened and no claim therefor has been asserted nor has any such action occurred within the past three years; (D) there is no unfair labor practice charge or complaint pending or, to the Seller's knowledge, threatened relating to the business of the Seller; (E) no representation question has been brought to the attention of the Seller respecting any of the employees of the Seller within the past three years, nor are there any campaigns being conducted to solicit cards from any of the employees of the Seller to authorize representation by any labor organization; (F) no collective bargaining agreement relating to any of the employees of the Seller is being negotiated; (G) payment in full to all of the employees of the Seller of all wages, salaries, commissions, bonuses, benefits, and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute, or other law has been made when due; (H) no facility of the Seller has been closed, there have not been any layoffs of any of its employees or implementations of any early retirement, separation, or window program within the past three years with respect to the Seller, nor, other than as contemplated herein, are there any plans or announcements of any such action or program for the future; and (I) the Seller is in compliance with its obligations pursuant to the Workers Adjustment and Retraining Notification Act of 1988, as amended, and all other notification and bargaining obligations arising under any collective bargaining agreement or statute.

          (y)  Employee Benefits.

           (i) '3(y) of the Disclosure Schedule lists each Employee Benefit Plan that the Seller maintains or to which the Seller contributes.

                     (A)   Each  such Employee Benefit Plan  (and
          each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                     (B)   All  required reports and descriptions
          (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of
          Part  6  of Subtitle B of Title I of ERISA and of  Code
          Sec. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                      (C)    All  contributions  (including   all
          employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan, and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the Seller's past custom and practice. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                    (D) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan and which is described on '3(y) of the Disclosure Schedule as meeting the requirements of Code Sec. 401(a), meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received a favorable determination letter from the Internal Revenue Service and no such determination letter has been revoked nor, to the knowledge of the Seller, has revocation been threatened, nor has any such Employee Pension Benefit Plan been amended since the date of its most recent determination letter in any respect which would adversely affect its qualification or materially increase its cost.

                     (E)   The market value of assets under  each
          such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                     (F)   The Seller has delivered to the  Buyer
          correct and complete copies of the plan documents and Summary Plan Descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

           (ii) With respect to each Employee Benefit Plan that the Seller and the Controlled Group of Corporations which includes the Seller maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                     (A)  No such Employee Benefit Plan which  is
          an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

                      (B)    There   have  been   no   Prohibited
          Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. The Seller has no knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

                     (C)   The Seller has not incurred, and  will
          not incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

           (iii) Except as set forth on '3(y) of the Disclosure Schedule, none of the Seller and the other members of the Controlled Group of Corporations that includes the Seller contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

           (iv) Except as set forth on '3(y) to the Disclosure Schedule, the Seller does not maintain and has never maintained and does not contribute, and has never contributed, and has never been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

     (z) Guaranties. The Seller is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

      (aa) Environment, Health, and Safety. Except as set forth on '3(aa) of the Disclosure Schedule:

          (i) Each of the Seller and its Affiliates has complied and is currently complying with all applicable Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been served, filed, or commenced against any of them alleging any failure so to comply. '3(aa) of the Disclosure Schedule accurately sets forth a list of all environmental audits or assessments or occupational health studies undertaken by or on behalf of the Seller or governmental agencies with respect to matters relating to the Environmental, Health, and Safety Laws. The Seller has all Permits required for the conduct of its
     business.    The  Seller  has  complied  and  is   currently
     complying with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in all Environmental, Health, and Safety Laws.

           (ii) The Seller has no Liability (and none of the Seller and its Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, complaint, claim, or demand against the Seller giving rise to any Liability of the Buyer) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

           (iii) All properties and equipment used in the business of the Seller and its Affiliates have been and are free of Hazardous Substances, other than Hazardous
     Substances held or used in compliance with applicable Environmental, Health, and Safety Laws.

           (iv) No underground storage tanks, as defined in the Resource Conservation and Recovery Act of 1970, as amended or under any applicable state law, are present on any of the properties used by the Seller, no such tanks were previously abandoned or removed by the Seller and, except as set forth on '3(aa) of the Disclosure Schedule, to the Seller's knowledge, no such tanks were previously abandoned or removed by any Person other than the Seller.

      (bb) Certain Business Relationships with the Seller. Except as set forth on '3(ab) of the Disclosure Schedule, none of the Stockholders and their Affiliates has been involved in any business arrangement or relationship with the Seller within the past 12 months, and none of the Stockholders and their Affiliates owns any asset, tangible or intangible, which is used in the Seller's business.

      (cc) Customers. '3(ac) of the Disclosure Schedule sets forth (i) the names of the 20 largest customers of the Seller, in terms of sales over the last twelve months, and (ii) the sales by the Seller to each such customer over such period. As of the date hereof, the Seller has not received any notice and has no knowledge that any such customer intends to terminate or materially reduce its business with the Seller and, as of the date hereof, no such customer has terminated or materially reduced its business with the Seller in the last twelve months.

       (dd) Disclosure. The representations and warranties contained in this '3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this '3 not misleading.


Section 4.  Representations and Warranties of the Buyer.

      The Buyer represents and warrants to the Seller and the Stockholders that the statements contained in this '4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this '4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this '4.

      (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware and is duly qualified as a foreign corporation and is in good standing in the State of Illinois.

     (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Buyer's board of the directors has duly authorized the execution, delivery and performance by the Buyer of this Agreement and all agreements and undertakings to be entered into by the Buyer pursuant to this Agreement. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

      (c)   Noncontravention.   Neither  the  execution  and  the
delivery  of  this  Agreement,  nor  the  consummation   of   the
transactions contemplated hereby (including the assignments and assumptions referred to in '2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) except as set forth on '4(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. Except as set forth on '4(c) of the Disclosure Schedule, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in '2 above).

       (d) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.


Section 5.  Pre-Closing Covenants.

      The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

     (a) General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in '6 below).

     (b) Notices and Consents. The Seller will give any notices to third parties and will obtain any third party consents described on Exhibit E hereto in connection with the matters referred to in '3(c) above (including with respect to the Permits). Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in '3(c) and '4(c) above. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

      (c) Operation of Business. The Seller will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, the Seller will not, without the prior written consent of the Buyer:

           (i) declare, set aside, or pay any extraordinary dividend or make any other distribution with respect to its capital stock (whether in cash or in kind), other than the Dividend, or redeem, purchase, or otherwise acquire any of its capital stock;

            (ii)    increase   the  amount   of   its   Revolving
     Indebtedness, except in the ordinary course of business;

           (iii) sell, lease, transfer, or assign any of its assets, tangible or intangible, to any third party (including any intercompany transfer) other than the sale of inventory and other properties in the ordinary course of business;

           (iv) except for purchases of raw materials and supplies and sales of finished goods in the ordinary course of business, enter into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the ordinary course of business;

           (v) accelerate, terminate, modify, or cancel any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Seller is a party or by which it is bound;

           (vi) impose any Security Interest upon any of its assets, tangible or intangible;

           (vii) make any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the ordinary course of business; in addition, the Seller will notify the Buyer prior to making any material capital expenditures that otherwise would not be prohibited by the terms of this clause (vii);

          (viii) make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other
     Person (or series of related capital investments, loans, and acquisitions);

          (ix)  delay or postpone the payment of accounts payable
     and  other  Liabilities  outside  the  ordinary  course   of
     business;

           (x) fail to maintain the level or quality of its inventory consistent with past conduct and practice;

           (xi) accelerate the collection of accounts, notes, or other receivables;

           (xii) cancel, compromise, waive, or release any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the ordinary course of business;

           (xiii) grant any license or sublicense of any rights under or with respect to any Intellectual Property;

           (xiv) issue, sell or otherwise dispose of any of its capital stock, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

           (xv) experience any material damage, destruction, or loss (whether or not covered by insurance) to its property;

          (xvi) enter into any employment contract or collective bargaining agreement, written or oral, or modify the terms of any existing such contract or agreement;

            (xvii) grant any increase in the compensation (including base salary and bonus) of any of its directors, officers, and employees, other than scheduled merit, tenure and cost of living increases in the ordinary course of business;

           (xviii)   make any other material change in employment
     terms for any of its directors, officers, and employees; and

           (xix)  make or pledge to make any charitable or  other
     capital   contribution  outside  the  ordinary   course   of
     business.

Notwithstanding anything to the contrary contained in this '5(c), the Parties hereto agree that, with respect to the period between the execution of this Agreement and the Closing, the Seller may, without obtaining the prior consent of the Buyer: (A) contribute to the Accurate Coatings & Dispersions, Inc. Employee Profit Sharing Plan; provided, however, that the amount of such contributions, together with all contributions to such plan which have been made by the Seller since December 31, 1997, do not exceed $75,000 and (B) make payments to third parties to complete its research laboratory project; provided, however, that the amount of such payments, together with all such payments made by the Seller since December 31, 1997 do not exceed $100,000.

      (d) Preservation of Business. The Seller will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensers, suppliers, customers, and employees.

      (e) Full Access. Upon the Buyer's request and under reasonable conditions, the Seller shall continue to provide to the Buyer and its Representatives access to the Seller's facilities, books and records and shall cooperate with the Buyer and its Representatives in connection with the Buyer's acquisition review of the Seller and its assets, contracts, liabilities, operations, records and other aspects of its business. However, it is understood that access by the Buyer and its Representatives to the Seller's facilities, books and records shall be controlled by the Seller so as to maintain the confidentiality of all aspects relating to the transactions contemplated by this Agreement and to preserve the confidentiality of the Seller's and its customers' trade secrets and similar proprietary information. In furtherance of this consideration, all requests for information about the Seller or access to the Seller's facilities, books and records shall be directed to Bruce G. Wilson at Jenner & Block, counsel to the Seller, or James L. Valukas.

      (f) Notice of Developments. Each Party will give prompt written notice to the other Parties of any breach of any of its own representations and warranties in '3 and '4 above. No disclosure by any Party pursuant to this '5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      (g) Exclusivity. None of the Seller or any Principal Stockholder shall, directly or indirectly, through any Representative or otherwise, solicit offers from, negotiate with, or in any manner encourage, discuss, or accept any proposal of any other person relating to the acquisition of any shares of capital stock of the Seller, any of the Acquired Assets or Seller's business, in whole or in part, whether through direct purchase, merger, consolidation, or other business combination (other than sales of inventory and other properties in the ordinary course) and the Seller and the Principal Stockholders shall promptly disclose to the Buyer an such offers, negotiations, or proposals.

     (h) Press Releases and Public Announcements. Except as and to the extent necessary to complete the transactions contemplated by this Agreement, without the prior written consent of the other Parties, no Party shall, and each shall direct its Representatives not to, directly or indirectly, make any comment, statement, or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, the transactions contemplated by this Agreement or any of the terms, conditions or other aspects thereof or any confidential information; provided, however, that the Buyer shall be permitted to disclose the terms, conditions and other aspects of the transactions contemplated hereby if required by law. In the event that the Buyer or any of its Representatives are required by law to disclose any of the terms, conditions or other aspects of the transactions contemplated by this Agreement, the Buyer will notify the Seller promptly so that the Seller may seek a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, the Buyer will furnish only that portion of the requested information which the Buyer is advised by its legal counsel is required by law to be disclosed, and the Buyer will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be afforded the requested information by the recipients thereof.

     (i)  Title Insurance and Surveys.

           (i) Within 20 days after the date of this Agreement, the Seller, at its sole cost and expense, shall obtain and deliver to the Buyer commitments (the "Commitments"), including all copies of all recorded documents disclosed therein, issued by Ticor Title Insurance Company (the "Title Company") and dated after the date hereof for the issuance of ALTA Owners Policies of Title Insurance Form B (1992) (the "Title Policies") for each parcel of real property owned by the Seller. The Title Policies shall be in the amount designated by the Buyer, showing fee simple title to each parcel of Property in the Seller subject only to current real estate Taxes not yet due and payable as of the Closing Date and such other covenants, conditions, easements, and exceptions to title as are set forth in '5(i) of the Disclosure Schedule (collectively, the "Permitted Exceptions"). The Commitments and the Title Policies to be issued by the Title Company shall have all Standard and General Exceptions deleted so as to afford full "extended form coverage" and shall contain the following endorsements:
     (A) survey, (B) access, (C) tax parcel, (D) ALTA Zoning Endorsement 3.1 with parking, to the extent available, (E) comprehensive, (F) location and (G) encroachment. The Title Policies shall not contain so-called "creditors' rights" exceptions. At the Closing, the Seller shall convey or cause to be conveyed fee simple title to the Property to the Buyer by recordable special warranty deed subject only to the Permitted Exceptions. Seller shall execute such affidavits or other instruments as the Title Company may reasonably require to delete Standard and General Exceptions and to provide the special endorsements required hereunder. The Seller shall cause the Commitments to be later-dated to cover the Closing and the recording of the deeds to be delivered at the Closing and to cause the Title Company to deliver the Title Policies (which may be in the form of a "marked" title commitment for each parcel of the Property) at the Closing as directed by the Buyer. Notwithstanding anything to the contrary, Seller shall pay the entire premium for the Title Policies at Closing.

           (ii) Within 20 days after the date of this Agreement, the Seller, at its sole cost and expense, shall deliver to the Buyer and the Title Company an as-built plat of survey of each parcel of Property owned by the Seller (the "Surveys") prepared by a registered land surveyor or engineer, licensed in the respective states in which the real property owned by the Seller is located, dated on or after the date hereof, certified to the Buyer, the Title Company, and such other entities as the Buyer may designate in writing to the Seller prior to the Closing, and in accordance with the Minimum Standard Detail Requirements for Land Title Surveys adopted by the American Land Title Association and the American Congress of Surveyors and Mappers, sufficient to cause the Title Company to delete the standard printed survey exception. Each Survey shall show access from the land to dedicated public roads and shall include a flood plain certification. The Seller shall pay the entire cost of obtaining the Surveys. Any Survey may be a recertification of a prior survey, provided that it meets the above-described criteria.

            (iii) If (A) any Commitment discloses a title exception other than a Permitted Exception (an "Unpermitted Exception") or (B) any Survey discloses any encroachment, overlap, or gap or any other matter which has not been previously disclosed on '3(l)(i) of the Disclosure Schedule, which renders title to any parcel of real property owned by the Seller unmarketable or reflects that any utility service to the improvements or access thereto does not lie wholly within the applicable parcel of real property or an unencumbered easement for the benefit of such parcel of real property or reflects any other matter materially and adversely affecting the use or improvements of the parcel of real property (a "Survey Defect"), then the Seller, prior to the Closing, shall have the Unpermitted Exception removed from such Commitment or the Survey Defect corrected or insured over by an appropriate title insurance endorsement, all in a manner reasonably satisfactory to the Buyer. If, after using all reasonable efforts, the Seller fails to have any Unpermitted Exception removed or any Survey Defect corrected or otherwise insured over to the reasonable satisfaction of the Buyer prior to the Closing, the Buyer, at its sole option may:

                     (y)  Take title to the subject parcel as  it
               then is with the right to deduct from the consideration to be paid pursuant to '2(c) an amount equal to all liens, claims, encumbrances of a definite or ascertainable amount; or

                     (z)  Terminate this Agreement and all of the
               Buyer's obligations hereunder.

      (j) Employment Matters. Immediately prior to the Closing, the Buyer shall extend to each employee of the Seller (other than James L. Valukas, whom the Buyer shall have otherwise agreed to employ) an offer of employment with the Buyer commencing as of the Closing on terms and conditions of employment established by the Buyer.


Section 6.  Conditions to Obligation to Close.

      (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions::

          (i) the representations and warranties set forth in '3 above shall be true and correct in all material respects at and as of the Closing Date;

           (ii) there shall not have occurred any material adverse change in the Seller's business, financial condition, assets or operations since the date of the Most Recent Balance Sheet; provided, however, that the loss or reduction of business of a customer of the Seller or the threat of such loss or reduction of business shall not constitute such a material adverse change;

           (iii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

           (iv) the Seller shall have procured all of the third party consents specified on Exhibit E;

           (v) no action, suit, or proceeding by any bona fide third party shall be pending before any court or quasi-
     judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
     (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own any of the Acquired Assets or to operate the business of the Seller (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

           (vi) the Stockholders shall have duly authorized the execution, delivery and performance of this Agreement by the Seller and approved the transactions contemplated hereby;

           (vii)  the Seller shall have delivered to the Buyer  a
     certificate  to  the  effect that  each  of  the  conditions
     specified  above  in  '6(a)(i)-(vi)  is  satisfied  in   all
     respects;

           (viii) the Buyer shall have received the opinion of Jenner & Block addressed to the Buyer and dated the Closing Date in the form attached to this Agreement as Exhibit F subject to standard and customary qualifications and exceptions;

           (ix) the Seller shall have entered into the Escrow Agreement with the Buyer and the escrow agent thereto and the Escrow Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

           (x) the Buyer and James L. Valukas shall have entered into an employment agreement substantially in the form agreed to by the Buyer and Mr. Valukas prior to the date hereof;

            (xi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and each of the Seller and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in '3(c) and '4(c) above; and

           (xii) all actions to be taken by the Seller in connection with consummation of each of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this '6(a) if it executes a writing so stating at or prior to the Closing.

     (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in '4 above shall be true and correct in all material respects at and as of the Closing Date;

           (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

           (iii) no action, suit, or proceeding by any bona fide third party shall be pending before any court or quasi-
     judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
     (A) prevent consummation of any of the transact ions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

           (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in '6(b)(i)-(iii) is satisfied in all respects;

           (v) the Buyer and James L. Valukas shall have entered into an employment agreement substantially in the form agreed to by the Buyer and Mr. Valukas prior to the date hereof;

           (vi) the Buyer shall have entered into the Escrow Agreement with the Seller and the escrow agent thereto and the Escrow Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

            (vii) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and each of the Seller and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in '3(c) and '4(c) above; and

           (viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this '6(b) if it executes a writing so stating at or prior to the Closing.


Section 7.  Termination.

      (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

           (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

           (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, and such breach has not been cured or waived as of the Closing Date, or (B) if the Closing shall not have occurred on or before May 1, 1998, by reason of the failure of any condition precedent under '6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant in any material respect contained in this Agreement); and

           (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, and such breach has not been cured or waived as of the Closing Date, or (B) if the Closing shall not have occurred on or before May 1, 1998, by reason of the failure of any condition precedent under '6(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant in any material respect contained in this Agreement).

      Notwithstanding the provisions of '7(a)(ii), subject to the terms hereof, in the event that the Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect and by reason thereof the Buyer has a right to terminate this Agreement pursuant to '7(a)(ii)(A) and intends to exercise such right, the Buyer shall first give written notice thereof to the Seller, and if the Adverse
Consequences to the Buyer attributable to such breach (x) together with all other breaches, are reasonably expected to be less than $1,000,000 in the aggregate and (y) can be cured by the payment of money, the Buyer shall afford the Seller the right, exercisable at any time within two business days after the Buyer gives the Seller written notice of the Buyer's intent to exercise its termination right under '7(a)(ii), to cure such breach by the reduction in the Purchase Price by an amount equal to the Adverse Consequences to the Buyer.

      (b) Effect of Termination. If any Party terminates this Agreement pursuant to '7(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party, except for any Liability of any Party then in breach or as provided in '7(c) below.

     (c) Specific Performance. Notwithstanding anything in this Agreement to the contrary, if, on the Closing Date, the Buyer (i) has complied with all of the conditions to Closing contained in '6(b), (ii) has notified the Seller of its intention to consummate the transactions contemplated under this Agreement, and (iii) is ready and able to pay the Purchase Price and furnishes evidence to that effect to the Seller, and if the Closing does not then occur due to the refusal of the Seller to so consummate the transactions contemplated under this Agreement, the Buyer will be entitled to specifically enforce the terms of this Agreement in a court of competent jurisdiction, it being acknowledged that monetary damages due the Buyer in such case cannot be adequately determined at law.


Section 8.  Survival and Indemnification.

     (a) Survival of Representations and Warranties. All of the representations, warranties, covenants, and agreements contained in this Agreement and in any certificate, schedule, document, or other writing delivered pursuant hereto have been relied upon and shall survive the Closing, provided, that any representation and warranty contained in this Agreement or in any certificate, schedule, document or other writing delivered pursuant hereto (other than the representations and warranties contained in '3(k) which shall survive for 90 days after the applicable statue of limitations period provided for in the Code) shall be fully effective and enforceable only for a period from the Closing Date through and until the second anniversary of the Closing Date and shall thereafter be of no further force or effect. Notwithstanding the limitations set forth in the preceding sentence, claims for indemnification timely made pursuant to this '8 shall survive until resolved or judicially determined.

      (b) Indemnification Provisions for the Benefit of the Buyer.

           (i) In the event of a misrepresentation or breach (or in the event any third party alleges facts that, if true, would mean a misrepresentation or breach) of any of the Seller's or any Principal Stockholder's representations, warranties, and covenants contained in this Agreement, and, provided the Buyer makes a written claim for indemnification against the Seller and/or such Principal Stockholders pursuant to '10(f) below within the survival period set forth in '8(a) above, then each of the Seller and the Principal Stockholders, jointly and severally, agrees to indemnify the Buyer from and against any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse
     Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the misrepresentation or breach (or the alleged misrepresentation or breach).

          (ii) In addition, each of the Seller and the Principal Stockholders, jointly and severally, agrees to indemnify the Buyer from and against any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Seller which is not an Assumed Liability (including any Liability of the Seller that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law).

      (c) Indemnification Provisions for the Benefit of the Seller.

           (i) In the event of a misrepresentation or breach (or in the event any third party alleges facts that, if true, would mean a misrepresentation or breach) of any of the Buyer's representations, warranties, and covenants contained in this Agreement, and, provided the Seller makes written claim for indemnification against the Buyer pursuant to '10(f) below within the survival period set forth in '8(a) above, then the Buyer agrees to indemnify the Seller from and against any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

          (ii) The Buyer agrees to indemnify the Seller from and against any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Assumed Liability.

           (iii) The Buyer agrees to indemnify the Seller from and against any liability under the Workers Adjustment and Retraining Notification Act of 1988, as amended, resulting from any act or omission of the Buyer.

     (d)  Matters Involving Third Parties.

           (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this '8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

           (ii) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within ten business days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party, to the extent provided in this Agreement, from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim,
     (B) if the Seller is the Indemnifying Party, then the Aggregate Indemnification Amount is sufficient in the Buyer's good faith determination to defend against the Third Party Claim and fulfill the Seller's indemnification obligations hereunder, and (C) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently as is reasonably appropriate under the circumstances.

           (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with '8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in (but not control without the Indemnifying Party's consent) the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and
     (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

           (iv) In the event that all of the conditions in '8(d)(ii) above are satisfied except subclause (B) thereof, then the Indemnified Party and the Indemnifying Party shall jointly have the right to defend against the Third Party Claim with counsel chosen jointly by them; provided, however, that if (x) either the Indemnified Party or the Indemnifying Party reasonably objects to the control by one counsel of the defense of the Third Party Claim on the grounds that such counsel cannot represent both the Indemnified Party and the Indemnifying Party because such representation would be reasonably likely to result in a conflict of interest or because there may be defenses available to one party which are not available to the other party or (y) such counsel does not feel that it can represent both the Indemnified Party and the Indemnifying
     Party in such claim, due to a conflict of interest or otherwise, then each of the Indemnified Party and the Indemnifying Party shall have the right to select counsel, neither of which shall alone have the right to control such Third Party claim but which together shall have joint control. Each of the Indemnified Party and the Indemnifying Party hereby agrees to cooperate with the other and, if applicable, with counsel for the other in connection with any such Third Party Claim. So long as the Indemnified Party and Indemnifying Party are jointly controlling a Third Party Claim (A) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (B) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

          (v) In the event any of the conditions in '8(d)(ii)(A) or (C) above is or becomes unsatisfied, however, (A) the Indemnified Party may thereafter defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the
     Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this '8.

      (e) Indemnity Limitations for the Seller and the Principal Stockholders. The Buyer shall not have any right to indemnification hereunder or otherwise with respect to misrepresentations hereunder, unless and until the Buyer shall have incurred on a cumulative basis, aggregate Adverse
Consequences for which the Buyer is otherwise entitled to indemnification under '8(b)(i) in an amount exceeding $100,000, in which event the right to be so indemnified shall apply only to the extent that such Adverse Consequences exceed $100,000. The sum of all Adverse Consequences pursuant to which indemnification is payable by the Seller and/or the Principal Stockholders under '8(b)(i) shall not exceed $3,950,000 in the aggregate (the "Aggregate Indemnification Amount").

      (f) Adjustment to Purchase Price. All indemnification payments, whether made through reductions in the Escrow Amount or otherwise, shall be deemed adjustments to the Purchase Price.

       (g) Recourse Limited. The foregoing indemnification provisions under this '8 are the exclusive remedy available to the Parties for money damages for any Adverse Consequences attributable to any facts or circumstances that constitute or are alleged to constitute a misrepresentation or breach of any of the Parties' representations, warranties or covenants contained in this Agreement or in any certificate, schedule, document, or other writing delivered pursuant hereto; provided, however, that recourse shall not be limited if and to the extent that a Party is held to have engaged in conduct constituting fraud under the common law of the State of Illinois.


Section 9.  Other Agreements and Covenants.

      (a) Seller's Use of Proceeds. Promptly after the Closing the Seller shall satisfy or make provision for all of its known obligations and Liabilities not included within the Assumed Liabilities before paying any dividend or making any distribution with respect to its capital stock, or redeeming, purchasing, or otherwise acquiring any of its capital stock.

      (b) Consent Regarding Redevelopment Agreements. Promptly following the Closing Date, the Seller and the Principal Stockholders shall use their best efforts to obtain the approval of the Village of South Holland and any other appropriate governmental authorities for the transfer to the Buyer of all rights and benefits of the Seller under those certain South Holland Tax Increment Financing Redevelopment Agreements dated December 20, 1993 and September 16, 1996 between the Village of South Holland and the Seller. The Buyer shall cooperate with the Seller and the Principal Stockholders in obtaining such approval and the Seller shall keep the Buyer informed as to the status of such approval, including the status of all deliberations and meetings in connection therewith.

     (c) Records and Documents. Following the Closing Date, the Buyer shall grant to the Seller, at the Seller's request (and subject to the Seller's reimbursement of the Buyer's reasonable out-of-pocket expenses), access to and the right to make or obtain copies of those records and documents related to the Acquired Assets, possession of which is transferred to the Buyer, as may be reasonably necessary for the Seller's tax or financial reporting obligations or other investigation required by law or, for the Seller's dealing with, handling or discharging of any debt, obligation or liability which is an Excluded Liability. If the Buyer elects to dispose of such records, the Buyer shall first give the Seller 60 days written notice, during which period the Seller shall have the right to obtain the records without further consideration.


Section 10.  Miscellaneous.

     (a) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (b) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof including, but not limited to, the Letter of Intent and the Secrecy Agreement.

      (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder); and provided, further, that the Seller may (i) assign any or all of its rights and interests hereunder to its Stockholders in connection with the liquidation and dissolution of the Seller and
(ii) designate one or more of the Principal Stockholders to perform the Seller's obligations (other than the Seller's indemnification obligations) hereunder; and provided, further, that the rights and interests of any Stockholder hereunder shall inure to the benefit of and be binding upon such Stockholder and his, her or its heirs or legal representatives.

     (d)  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original  but
all   of  which  together  will  constitute  one  and  the   same
instrument.

      (e)   Headings.   The section headings  contained  in  this
Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given upon receipt if it is sent by facsimile or reputable express courier, and addressed or otherwise sent to the intended recipient as set forth below:

          If to the Seller or Principal Stockholders:

               Accurate Coatings & Dispersions, Inc.
               192 West 155th Street
               South Holland, IL 60473-1205
               Attention:  James L. Valukas
               Facsimile:  (708) 333-0476

               Copy to:

               Jenner & Block
               One IBM Plaza
               Chicago, Illinois 60611
               Attention:  Bruce G. Wilson
               Facsimile: (312) 840-7731

          If to the Buyer:

               McWhorter Technologies, Inc.
               400 East Cottage Place
               Carpentersville, Illinois 60110
               Attention:  John R. Stevenson
               Facsimile:  (847) 428-9440

               Copy to:

               McDermott, Will & Emery
               227 West Monroe Street, Suite 5500
               Chicago, Illinois  60606
               Attention:  Timothy R.M. Bryant
               Facsimile:  (312) 984-3669
               email: tbryant@mwe.com

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address or facsimile number set forth above using any other means (including personal delivery, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     (g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (either of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

      (h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties hereto. The Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        (j) Expenses and Related Transaction Costs. Notwithstanding anything to the contrary contained herein, each of the Buyer, the Seller and the Principal Stockholders will bear its or their own costs and expenses (including any broker's or finder's fees and the expenses of its or their Representatives) incurred at any time in connection with this Agreement and the transactions contemplated hereby; provided, however, that (i) the Seller shall bear no more than $50,000 of the costs and expenses (including the expenses of Representatives) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby (and the Principal Stockholders shall bear all costs and expenses in excess of such $50,000),
(ii) the Buyer shall pay one-half and the Principal Stockholders shall pay one-half of the Hart-Scott-Rodino Act filing fee, and
(iii) the Principal Stockholders shall bear no more than $30,000 of the costs and expenses for (x) the title insurance and surveys required under '5(i) hereof and (y) any transfer, sales, use, and other Taxes (other than income Taxes) and any assessments, charges, or other expenses relating to the Property, in each case in clause (y) arising in connection with the consummation of the transactions contemplated hereby (and the Seller shall bear all costs and expenses in excess of such $30,000).

      (k) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure
Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy of a document or other item) shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.
If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

      (l) Incorporation of Exhibits and Schedules. The Exhibits and Schedules (including the Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof.

      (m)   Bulk Transfer Laws.  The Buyer acknowledges that  the
Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.


                     *    *    *    *    *
      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

McWHORTER   TECHNOLOGIES,   INC.         ACCURATE   COATINGS    &
DISPERSIONS,                                 INC.

By:                                                           By:
Name:                              Name:
Title:                                                     Title:


                                   PRINCIPAL STOCKHOLDERS



                                   James L. Valukas



                                   Anton R. Valukas



                                   Robert A. Lopp



                                   Steve S. Hoglund



                                   Phillip J. Luciani



                                   Linda Valukas Blum




Linda Blum Lopp, as Custodian
                                   for   Jason  Blum  under   the
                                   Illinois   Uniform  Gifts   to
                                   Minors Act




Marcel J. Fournier, as Trustee
                                   under the Declaration of Trust
                                   dated   12/18/80,  as  amended
                                   6/1/90